Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT
by and among

DEEP DOWN, INC.,

CUMING CORPORATION

And

THE SELLING STOCKHOLDERS

______________

Dated as of May 3, 2010

(continued)

(continued)

(continued)

Exhibits

Exhibit A – Selling Stockholders Information

Exhibit B – Termination and Release relating to leases at 225 Bodwell Street

Exhibit C – Escrow Agreement

Exhibit D – Side Letter Agreement

Exhibit E – Affiliate Waiver and Release

Exhibit F – Transition Services Agreement

Exhibit G – Lease between Company and 225 Bodwell Corporation

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated May 3, 2010 (the “Agreement”), by and among Deep Down, Inc., a corporation existing under the laws of Nevada (“Purchaser”), Cuming Corporation, a corporation existing under the laws of Massachusetts (the “Company”), and the stockholders of the Company listed on the signature pages hereof under the heading “Selling Stockholders” (collectively, the “Selling Stockholders”).

W I T N E S S E T H:

WHEREAS, the Selling Stockholders own an aggregate of 10,000 shares of the common stock, $1.00 par value per share (the “Shares”), of the Company, which, together with the Preferred Stock (as defined herein), constitute all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders, the Shares for the Purchase Price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Adjustment Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, where the Adjustment Escrow Amount is held for disbursement by the Escrow Agent, in accordance with the terms of the Escrow Agreement.

“Adjustment Escrow Amount” means $1,000,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Business Day” means any day of the year on which national banking institutions in Texas or Massachusetts are open to the public for conducting business and are not required or authorized to close.

“Cash” means the amount of cash and bank deposits as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of the Subsidiaries at or prior to the Closing Date in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company or any of the Subsidiaries, (B) any fees or expenses associated with obtaining the release and termination of any Liens; (C) all brokers’ or finders’ fees; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (E) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.

“Customer Related Letters of Credit for Advance Payment or Contract Performance Guarantees” means standby letters of credit issued by Rockland Trust Company in favor of Daewoo Shipbuilding and Marine Engineering Co. Ltd. and Hyundai Heavy Industries Co., Ltd. for advance performance payments received on contracts and/or warranty performance guarantees on contracts in the Company’s order backlog.

“Deferred Revenue” means a liability on the Company’s balance sheet reflecting advance payments from customers net of accrued revenues recorded as net sales when shipments are made at no charge due to fixed milestone payment schedules per the customer’s contract.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages), costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company and the Subsidiaries and any Order related thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means a financial institution mutually agreed by Purchaser and Selling Stockholders.

“Escrow Agreement” means an escrow agreement by and among the Escrow Agent, Purchaser and Stockholder Representative in substantially the form of Exhibit C hereto.

“Excluded Affiliates” means Cuming Microwave Corporation, Cuming Lehman Chambers, Inc. and 225 Bodwell Corporation, each of which is a corporation existing under the laws of Massachusetts, and 244 Bodwell, LLC, a limited liability company existing under the laws of Massachusetts, and any other Person that, directly or indirectly, is controlled by any such entity.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Included Current Assets” means accounts receivable, inventory, contracts in progress,  and prepaid expenses, but excluding deferred tax assets and receivables from any of the Company’s Affiliates, directors, employees, officers or Stockholders and any of their Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that any amounts that otherwise would be included in the foregoing Included Current Assets but are included in the calculation of Net Customer Deposit Liabilities as of the Closing Date shall not be included for purposes of this definition; provided, further, however, if it is determined after Closing as part of the process set forth in Section 2.4 that the amount of Net Customer Deposit Liabilities as of the Closing Date that were reflected in an adjustment to the payment of the Purchase Price as provided under Section 2.2 was not the actual amount of Net Customer Deposit Liabilities as of the Closing Date then the excess (if any) of (i) the amount by which the Purchase Price was reduced pursuant to Section 2.2 over (ii) the actual amount of Net Customer Deposit Liabilities as of the Closing Date, shall be considered an Included Current Asset for purposes of determining Closing Working Capital.

“Included Current Liabilities” means accounts payable, accrued and unpaid Taxes, accrued and unpaid expenses, and accrued and unpaid wages and withholdings, but excluding payables to any of the Company’s Affiliates, directors, officers or Stockholders and any of their Affiliates and the current portion of long term Indebtedness, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that any amounts that otherwise would be included in the foregoing Included Current Liabilities but are included in the calculation of Net Customer Deposit Liabilities as of the Closing Date shall not be included for purposes of this definition; provided further, however, if it is determined after Closing as part of the process set forth in Section 2.4 that the amount of Net Customer Deposit Liabilities as of the Closing Date that were reflected in an adjustment to the payment of the Purchase Price as provided under Section 2.2 was not the actual amount of Net Customer Deposit Liabilities as of the Closing Date then the excess (if any) of (i) the actual amount of Net Customer Deposit Liabilities as of the Closing Date over (ii) the amount by which the Purchase Price was reduced pursuant to Section 2.2, shall be considered an Included Current Liability for purposes of determining Closing Working Capital.

 “Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnity Escrow Account” means an account, set up pursuant to the Escrow Agreement, where the Indemnity Escrow Amount is held for disbursement by the Escrow Agent, in accordance with the terms of the Escrow Agreement.

“Indemnity Escrow Amount” means $2,000,000.

“Independent Valuation Firm” means KPMG Forensic, and if KPMG Forensic refuses or is unable to perform the requested services, Purchaser and the Stockholder Representative shall negotiate in good faith to agree upon a different valuation firm.

“Intellectual Property” means any rights available (including with respect to Technology) under patent, copyright, trade secret or trademark law or any other similar statutory provision or common law doctrine in the United States, or wherever they may exist,  and also domain names.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any Person that is not an individual, the knowledge after due inquiry of such Person’s directors and executive officers and all other officers and managers having responsibility relating to the applicable matter or, in the case of an individual, knowledge after due inquiry.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole, or (ii) the ability of the Selling Stockholders to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Selling Stockholder Documents.

“Net Customer Deposit Liabilities” means (A) deferred revenue less (B) cash and  investments used as collateral for Customer Related Letters of Credit for Advance Payment or Contract Performance Guarantees,  prepaid sales commissions, prepaid letter of credit issuance fees, unamortized tooling and customer progress milestone invoices in Accounts Receivable not related to shipments that have been reclassed to Deferred Revenue.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established herefore in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; (iv) prevent exposure, including any activity and use limitations or restrictions adopted or imposed pursuant to Environmental Laws, or  (v)  correct a condition of noncompliance with Environmental Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Target Working Capital” means an amount equal to $9,100,000.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries, or any of their Affiliates.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated, or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2           Terms Defined. Elsewhere in this Agreement For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquisition Transaction	6.6(a)
Agreement	Recitals
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Basket	8.4(a)
Closing	2.5
Closing Balance Sheet	2.4(b)
Closing Date	2.5
Closing Working Capital	2.4(a)
Closing Working Capital Statement	2.4(b)
COBRA	4.15(p)
Common Stock	4.4(a)
Company Company Documents Company Marks	Recitals 4.2 6.17
Company Permits	4.18(b)
Company Plans	4.15(a)
Company Property	4.11(a)
Company Properties	4.11(a)
Confidential Information	6.7(c)

Term	Section

Confidentiality Agreement Deposit	6.1 9.4
Employees Environmental Assessment	4.15(a) 6.19
ERISA Affiliate Escrowed Stock	4.15(a) 9.4
Facility Final Closing Working Capital	6.2(b)(xi) 2.4(d)
Financial Statements	4.7(a)
FIRPTA Affidavit	2.7(h)
Government Contract	4.28
Losses	8.2(a)
Material Contracts Multiemployer Plan	4.14(a) 4.15(a)
Owned Property	4.11(a)
Owned Properties	4.11(a)
PBGC	4.15(i)
Personal Property Leases Phase III Project Preferred Stock	4.12(b) 6.2(b)(xi) 4.4(a)
Purchase Price Purchaser Purchaser Common Stock Purchaser Common Stock Escrow Agent Purchaser Common Stock Escrow Agreement Purchaser Documents Purchaser Expenses	2.2 Recitals 2.2 9.4 9.4 5.2 9.3
Purchaser Indemnified Parties	8.2(a)
Real Property Lease Real Property Leases	4.11(a) 4.11(a)
Related Persons	4.23
Representatives	6.6(a)
Restricted Business	6.7(a)
Selling Stockholders	Recitals
Selling Stockholder Documents	3.2
Selling Stockholder Indemnified Parties	8.2(b)
Stockholder Representative	10.2(a)
Straddle Period	8.5(c)
Shares	Recitals
Survival Period	8.1
Tax Claim	8.5(d)(i)
Termination Date	9.1(a)
Third Party Claim	8.3(b)
Title IV Plans	4.15(a)
Unresolved Claims	8.6

1.3           Other Definitional and Interpretive Matters.

(a)  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Laws.  Any reference to a particular law (whether of a specific act, statute or section thereto) shall be deemed also to refer to such law as it may be amended from time to time and to any successor law or provision thereto.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING

2.1           Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to Purchaser, free and clear of any and all Liens, and Purchaser agrees to purchase from each Selling Stockholder, the Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder’s name on Exhibit A hereto.

2.2           Purchase Price.  The aggregate purchase price to be paid by Purchaser for the Shares shall be an amount in cash equal to $47,000,000.00, less (i)  an amount equal to the Net Customer Deposit Liabilities (subject to adjustment as provided in Section 2.4 (the “Cash Price”), plus (ii) the issuance and delivery to the Selling Stockholders of 25,000,000 shares (as adjusted from time to time after the date hereof to and until the Closing Date commensurately in respect of any issuance of additional shares by Purchaser as a dividend or other distribution on outstanding shares of such stock or any combination or subdivision of the shares of such stock into a smaller or greater, respectively, number of shares of such stock) of common stock (which includes the Escrowed Stock held pursuant to Section 9.4 ), par value $0.001 per share, of Purchaser (“Purchaser Common Stock,” and collectively with the Cash Price, the “Purchase Price”).

2.3           Payment of Purchase Price.

(a)  On the Closing Date, Purchaser shall pay the Cash Price less the Adjustment Escrow Amount and the Indemnity Escrow Amount to the Selling Stockholders, which shall be paid to or at the direction of the Selling Stockholders by wire transfer of immediately available funds into accounts designated in writing by the Selling Stockholders not less than two (2) Business Days prior to the Closing Date; with such amounts paid to the accounts of the Selling Stockholders allocated among them in accordance with their pro rata ownership of the Shares as set forth on Exhibit A.

(b)  On the Closing Date, Purchaser shall deliver, or with respect to the Escrowed Stock, cause to be delivered to the Selling Stockholders the Purchaser Common Stock n the applicable share amounts among them as set forth on Exhibit A.

(c)  On the Closing Date, Purchaser shall pay the Adjustment Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit into the Adjustment Escrow Account and the Indemnity Escrow Account, respectively, established pursuant to the terms of the Escrow Agreement, to be held by the Escrow Agent pursuant to the terms and conditions thereof.

(d)  Seller represents and warrants that no payments that will be made in respect of the Purchase Price hereunder to any Selling Stockholder will be subject to any employment-related Taxes.  If, however, it is determined that any such payments are subject to any employment-related Taxes, such payments made to the Selling Stockholders, who are (or were) employees of the Company, under this Agreement shall be subject to such reduction for employment-related Taxes as shall be required by applicable federal and state withholding Laws and all such withheld amounts shall be remitted to the applicable Taxing Authorities promptly following the date of payment.  Despite having amounts so withheld, the applicable Selling Stockholders shall be treated as though they had received and shall be deemed to have received the full amounts of the Purchase Price to which they are otherwise entitled.

2.4           Purchase Price Adjustment for Working Capital.

(a)  Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Target Working Capital. “Closing Working Capital” means (A) the consolidated Included Current Assets of the Company and the Subsidiaries, less (B) the consolidated Included Current Liabilities of the Company and the Subsidiaries, determined as of the open of business on the Closing Date.

(b)  Within seventy-five (75) days following the Closing Date, Purchaser shall deliver to the Stockholder Representative a consolidated balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement of Closing Working Capital and final Net Customer Deposit Liabilities derived from the Closing Balance Sheet (the “Closing Working Capital Statement”).  The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet was as of a fiscal year end.

(c)  Acceptance of Statements; Dispute Procedures. The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital and Net Customer Deposit Liabilities indicated thereon) delivered by Purchaser to the Stockholder Representative shall be conclusive and binding upon the parties unless the Stockholder Representative, within thirty (30) days after delivery to the Stockholder Representative of the Closing Balance Sheet and the Closing Working Capital Statement, notifies Purchaser in writing that the Stockholder Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.  The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital and Net Customer Deposit Liabilities indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the Purchaser and the Stockholder Representative do not reach agreement in resolving the dispute within sixty (60) days after notice is given by the Stockholder Representative to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to the Independent Valuation Firm for resolution. Each of Purchaser and the Stockholder Representative agrees to execute, if requested by the Independent Valuation Firm, a reasonable engagement letter.  Purchaser and the Stockholder Representative shall cooperate with the Independent Valuation Firm and promptly provide all documents and information requested by the Independent Valuation Firm.  Promptly, but no later than thirty (30) days after acceptance of appointment as the Independent Valuation Firm, the Independent Valuation Firm shall determine (it being understood that in making such determination, the Independent Valuation Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Stockholder Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties hereto. All proceedings conducted by the Independent Valuation Firm shall take place in Houston, Texas.  In resolving any disputed item, the Independent Valuation Firm (i) shall be bound by the provisions of this Section 2.4 and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either Purchaser or Stockholder Representative or less than the smallest value for such items claimed by either thereof.  Judgment may be entered to enforce such report in any court of competent jurisdiction. The fees, costs and expenses of the Independent Valuation Firm shall be allocated to and borne by Purchaser and the Selling Stockholders based on the inverse of the percentage that the Independent Valuation Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Valuation Firm. For example, should the items in dispute total in amount to $1,000 and the Independent Valuation Firm awards $600 in favor of the Selling Stockholders’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Selling Stockholders.

(d)  The Closing Working Capital derived from the items and amounts deemed agreed pursuant to Section 2.4(c) above, collectively with those items and amounts as resolved by the Independent Valuation Firm pursuant to Section 2.4(c) above, shall constitute the “Final Closing Working Capital”.

(e)  Payment.  Upon final determination of the Final Closing Working Capital as provided above, (A) if Final Closing Working Capital is greater than the Target Working Capital, the Purchase Price shall be increased by the amount of such excess and Purchaser shall promptly, but no later than ten (10) Business Days after such final determination of Final Closing Working Capital, pay the amount of such increase to the Stockholder Representative for distribution to the Selling Stockholders in accordance with their pro rata ownership of the Shares as set forth on Exhibit A, and (B) if Final Closing Working Capital is less than the Target Working Capital, the Purchase Price shall be decreased by the amount of such excess of Target Working Capital over Closing Working Capital and, subject to the terms of Section 2.4(e) below, the Selling Stockholders, jointly and severally, shall promptly, but no later than ten (10) Business Days after such final determination of Final Closing Working Capital, pay to Purchaser the amount of such decrease.

(f)  Any payment to be made by the Selling Stockholders to Purchaser pursuant to Section 2.4(d) above will first be made by a distribution from the Adjustment Escrow Account by an amount equal to such payment in accordance with the terms of the Escrow Agreement.  Other than any such payment from the Adjustment Escrow Account, any payment to be made under this Section 2.4 shall be made by wire transfer of immediately available funds.

(g)  The Selling Stockholders and Purchaser acknowledge and agree that in connection with any final purchase price adjustment pursuant to Section 2.4(c) or 2.4(f), as the case may be, the balance of the funds held in the Adjustment Escrow Account, after payment of such final adjustment amount, shall be paid to the Selling Stockholders in accordance with the terms of the Escrow Agreement.

2.5           Closing Date. The consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Looper Reed & McGraw, P.C. located at 1300 Post Oak Boulevard, Suite 2000, Houston, Texas 77056 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Houston time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

2.6           Deliveries Prior to the Closing Date.  No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser:

(a)  the pay-off letters or final invoices in respect of Company Transaction Expenses and the certificate setting forth an estimate of Company Transaction Expenses, pursuant to Section 6.13;

(b)  the pay-off letters in respect of Indebtedness to be repaid as of the Closing and the certificate setting forth an estimate of Indebtedness, pursuant to Section 6.15;

(c)  copies of the instruments executed by the Company’s Board of Directors and the holders of the Preferred Stock  providing for the repurchase and redemption of the Preferred Stock and the full release of the Company from and against any claims relating to the Preferred Stock, pursuant to Section 6.15;

(d)  a certificate disclosing the Net Customer Deposit Liabilities as of the Closing.

2.7           Deliveries on the Closing Date. At the Closing, the Selling Stockholders shall deliver or cause the Company to deliver, as applicable, to Purchaser:

(a)  copies of resolutions, certified by the Secretary of the Company and an authorized person of each Selling Stockholder, respectively, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(b)  copies of the releases from Affiliates of the Company, pursuant to Section 6.11;

(c)  stock certificates from each of the Selling Stockholders representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached and otherwise sufficient to transfer the Shares to Purchaser free and clear of all Liens;

(d)  certificates of good standing dated not more than five Business Days prior to the Closing Date with respect to the Company issued by the Secretary of State of the Commonwealth of Massachusetts and for each state in which the Company is qualified to do business as a foreign corporation;

(e)  all instruments and documents necessary to release any and all Liens other than Permitted Exceptions, including appropriate UCC financing statement amendments (termination statements);

(f)   the certificate indicating the Company Transaction Expenses as of the close of business on the day immediately preceding the Closing Date, pursuant to Section 6.13;

(g)  the certificate indicating the amount of Indebtedness to be repaid as of the Closing, pursuant to Section 6.15;

(h)  affidavits of non-foreign status from each of the Selling Stockholders that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(i)   subordination and non-disturbance agreement executed by Rockland Trust Company with regard to property at 225 Bodwell Street, Avon, Massachusetts leased by the Company, in form reasonably satisfactory to Purchaser;

(j)   documentation in form reasonably satisfactory to the Purchaser evidencing that the executors of the estate of William Cuming possess full legal authority to transfer all of the estate's shares in the Company to Purchaser; and

(k)  such other documents (e.g., estoppel certificates, lien searches and title commitments to real property) as Purchaser shall reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING STOCKHOLDERS

Each Selling Stockholder, severally and jointly, hereby represents and warrants to Purchaser that:

3.1           Organization and Good Standing.  Such Selling Stockholder (if other than an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

3.2           Authorization of Agreement.  Such Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (the “Selling Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Selling Stockholder Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Selling Stockholder (if other than an individual).  This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Stockholder and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Selling Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms.

3.3           Conflicts; Consents of Third Parties.

(a)  None of the execution and delivery by such Selling Stockholder of this Agreement or the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) if such Selling Stockholder is other than an individual, the organizational documents of such Selling Stockholder; (ii) any Contract or Permit to which any Selling Stockholder is a party or by which any of the properties or assets of such Selling Stockholder are bound; (iii) any Order of any Governmental Body applicable to such Selling Stockholder or by which any of the properties or assets of such Selling Stockholder are bound; or (iv) any applicable Law.

(b)  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Selling Stockholder in connection with the execution and delivery of this Agreement, the Selling Stockholder Documents, the compliance by such Selling Stockholder with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for those set forth in Section 3.3(b) of the Disclosure Schedule.

3.4           Ownership and Transfer of Shares. Such Selling Stockholder is the record and beneficial owner of the Shares indicated as being owned by such Selling Stockholder on Exhibit A, free and clear of any and all Liens.  Such Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

3.5           Litigation.  There is no Legal Proceeding pending or, to the Knowledge of such Selling Stockholder, threatened against such Selling Stockholder or to which such Selling Stockholder is otherwise a party relating to this Agreement, the Selling Stockholder Documents or the transactions contemplated hereby or thereby.

3.6           Financial Advisors.  Except as set forth in Section 3.6 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Selling Stockholder in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Selling Stockholders, jointly and severally, hereby represent and warrant to Purchaser that:

4.1           Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

4.2           Authorization of Agreement.  The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4.3           Conflicts; Consents of Third Parties.

(a)  None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company or any Subsidiary under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary; or (iv) any applicable Law.

(b)  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or any Subsidiary, except for those set forth in Section 4.3(b) of the Disclosure Schedule.

4.4           Capitalization.

(a)  The authorized capital stock of the Company consists of 250,000 common shares, $1.00 par value per share (the “Common Stock”), 10,000 shares of Class A Preferred Stock, $100 par value per share (the “Class A Preferred”) and 10,000 shares of Class B Preferred Stock, $1,000 par value per share (the “Class B Preferred” and, together with the Class A Preferred, collectively the “Preferred Stock”).  As of the date hereof, there are 10,000 shares of Common Stock issued and outstanding, 7,500 shares of Class A Preferred issued and outstanding, and 1,600 shares of Class B Preferred issued and outstanding, and no shares of capital stock of the Company are held by the Company as treasury stock.  All of the issued and outstanding shares of Common Stock and Preferred Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  All of the outstanding shares of Common Stock and Preferred Stock are owned of record by the holders and in the respective amounts as are set forth on Exhibit A.

(b)  There is no existing option, warrant, call, right or Contract to which any Selling Stockholder or the Company is a party requiring, and, except for the Preferred Stock, there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.  There are no obligations, contingent or otherwise, of the Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of any Subsidiary or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of the Subsidiaries.  There are no bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company of the Subsidiaries may vote.  There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Subsidiary or any Selling Stockholder is a party or is bound with respect to the voting or consent of any shares of Common Stock or the equity interests of any Subsidiary.

4.5           Subsidiaries.  Section 4.5 of the Disclosure Schedule sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.  Each Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.  Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted.  The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such shares or other equity interests represented as being owned by the Company or any of the Subsidiaries are owned by them free and clear of any and all Liens.  No shares of capital stock are held by any Subsidiary as treasury stock.  There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary. Except as set forth in Section 4.5 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries.  There are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

4.6           Corporate Records.

(a)  The Company has delivered to Purchaser true, correct and complete copies of the certificate[s] of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws or comparable organizational documents of the Company and each of the Subsidiaries in each case as amended and in effect on the due date hereof, including all amendments thereto.

(b)  The minute books of the Company and each Subsidiary previously made available to Purchaser contain true and correct records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and the Subsidiaries.  The stock certificate books and stock transfer ledgers of the Company and the Subsidiaries previously made available to Purchaser are true, correct and complete.  All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and the Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.7           Financial Statements.

(a)  The Company has delivered to Purchaser copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2006, 2007 and 2008 and the related audited consolidated statements of income, stockholders’ equity and of cash flows of the Company and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2009 and the related consolidated statements of income, stockholders’ equity and of cash flows of the Company and the Subsidiaries for the nine (9) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein.

The audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2008 is referred to herein as the “Balance Sheet” and such date is referred to herein as the “Balance Sheet Date.”

(b)  All books, records and accounts of the Company and the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (ii) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)  The financial projections and business plan provided by the Company to Purchaser prior to the date hereof were reasonably prepared in good faith on a basis reflecting reasonable  estimates, assumptions and judgments, at the time provided to Purchaser, as to the future financial performance of the Company and the Subsidiaries.  Without limitation of the foregoing sentence, Purchaser acknowledges that such financial projections and business plan are subject to assumptions, risks and uncertainties relating to the future condition of outside variables, such as the operating environment, economies and markets in which the Company operates, which are difficult to predict and therefore the actual results may differ from those contained in such financial projections and business plan, and that no assurances can be given that the revenues or net earnings contained in such financial projections and business plan will be achieved.

(d)  The Company has provided to Purchaser copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management, in each case to the extent relating to the business and the operation thereof, whether the same are issued to the Company or any of its Subsidiaries.

(e)   The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

4.8           No Undisclosed Liabilities.  Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Company nor any Subsidiary has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to the Company or any Subsidiary.

4.9           Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth in Section 4.9 of the Disclosure Schedule, since the Balance Sheet Date (i) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.9 of the Disclosure Schedule, since the Balance Sheet Date:

(a)  there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $100,000 for any single loss or $250,000 for all such losses;

(b)  there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary;

(c)  neither the Company nor any Subsidiary has awarded or paid any bonuses to employees of the Company or any Subsidiary, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Subsidiary’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d)  there has not been any change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

(e)   neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(f)   neither the Company nor any Subsidiary has entered into any transaction or Contract other than in the Ordinary Course of Business;

(g)   neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities, except where disputed in good faith by appropriate proceedings;

(h)   neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Selling Stockholder or any director, officer, partner, stockholder or Affiliate of any Selling Stockholder other than reimbursements of business expenses incurred and arising in the Ordinary Course of Business;

(i)  neither the Company nor any Subsidiary has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(j)  neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(k)  neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

(l)  neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate;

(m)  neither the Company nor any Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness, except in the Ordinary Course of Business;

(n)  the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(o)  neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of $100,000 in the aggregate; and

(p)  none of the Selling Stockholders or the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

4.10          Taxes.

(a)   (i) All Tax Returns required to be filed by or on behalf of each of the Company, any Subsidiary and any Affiliated Group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of each of the Company, any Subsidiary and any Affiliated Group of which the Company or any Subsidiary is or was a member have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each Subsidiary.

(b)   The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)  Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and the Subsidiaries relating to the taxable periods since January 1, 2003 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any Subsidiary.  All income and franchise Tax Returns filed by or on behalf of the Company or any Subsidiary have been examined by the relevant Taxing Authority or the statute of limitations with respect to such Tax Returns has expired.

(d)  Section 4.10(d) of the Disclosure Schedule lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Company or any Subsidiary, and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company or any Subsidiary has a duty to file such Tax Returns.  No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)  All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Selling Stockholders, the Company or any of the Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)  Neither the Company nor any Subsidiary nor any other Person on their behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or such Subsidiary, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g)  No property owned by the Company or any Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h)  No Selling Stockholder is a foreign person within the meaning of Section 1445 of the Code.

(i)  Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)  There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code.

(k)  Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l)  There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary.

(m)  Neither the Company nor any of the Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent.

(n)  Except as set forth in Section 4.10(n) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)  There is no taxable income of the Company or any of the Subsidiaries that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Company or any of the Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(p)  Neither the Company nor any Subsidiary has (i) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law or (ii) has any “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law.

(q)  The Selling Stockholders, the Company and the Subsidiaries are members of a “selling consolidated group” within the meaning of Treasury Regulation Section 1.338(h)(10)-1(b)(2).

(r)  The Company and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(s)  Neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(t)  The Company has no potential liability for any Tax under Section 1374 of the Code.  Neither the Company nor any Subsidiary has, in the past ten years, (i) acquired assets from another corporation in a transaction in which such entity’s tax basis for the acquired asset was determined, in whole, or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a Qualified Subchapter S Subsidiary, within the meaning of Section 1361(b)(3) of the Code.

4.11          Real Property.

(a)  Schedule 4.11(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by the Company and the Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased by the Company and the Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  The Company and the Subsidiaries have good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except Permitted Exceptions.  The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of the business of the Company and the Subsidiaries as the business is currently conducted.  All of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.  None of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  The Company has delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.  The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth in Section 4.11(a) of the Disclosure Schedule.

(b)  Each of the Company and the Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions.  Each of the Real Property Leases is in full force and effect.  Neither the Company nor any Subsidiary is in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.  Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of the Company and the Selling Stockholders, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c)  The Company and the Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company and the Subsidiaries have fully complied with all material conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d)  There does not exist any actual or, to the Knowledge of the Company and the Selling Stockholders, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company, any Subsidiary or any Selling Stockholder has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)  None of the Selling Stockholders, the Company or any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f)  Neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.12           Tangible Personal Property.

(a)  The Company and the Subsidiaries have good and marketable title to all of the items of tangible personal property used in the business of the Company and the Subsidiaries (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and the Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)  Section 4.12(b) of the Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $50,000 relating to personal property used in the business of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party or by which the properties or assets of the Company or any of the Subsidiaries is bound.  All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.  The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)   The Company and each of the Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee.  Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Knowledge of the Company and the Selling Stockholders, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.13           Technology and Intellectual Property.

(a)  Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) each issued patent owned by the Company or any of its Subsidiaries, (ii) each pending patent application filed by or on behalf of the Company or any of its Subsidiaries, (iii) each trademark registration, service mark registration, and copyright registration owned by the Company or any of its Subsidiaries, (iv) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of its Subsidiaries, (v) each domain name registered by or on behalf of the Company or any of its Subsidiaries and (vi) each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company or any of its Subsidiaries in connection with its business. Section 4.13(a) of the Disclosure Schedule lists, for each such item of Intellectual Property owned by the Company or any of its Subsidiaries, the item, the jurisdiction, the filing and, if issued, issuance dates and any serial or registration numbers.

(b)  Except as disclosed in Section 4.13(b) of the Disclosure Schedule, the Company and its Subsidiaries own all right, title and interest in and to all Intellectual Property required to be set forth on Section 4.13(a) of the Disclosure Schedule.  All such Intellectual Property is subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect. Except as set forth in Section 4.13(a) of the Disclosure Schedule, there are, as of the date of this Agreement, no filings, payments or similar actions that must be taken by the Company within 120 days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(c)  Except as set forth in Section 4.13(c) of the Disclosure Schedule, the Company and its Subsidiaries own all right, title and interest in and to, or have valid and continuing rights to use, sell and license, all Intellectual Property, Software and other Technology used in the conduct of the business and operations of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others. The business and operations of the Company and its Subsidiaries, their Technology, their products and services and the designing, development, manufacturing, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently performed and as currently contemplated to be performed does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.

(d)  Except with respect to licenses of Software (i) generally available for an annual or one-time license fee of no more than $20,000 in the aggregate, (ii) distributed as “freeware” or (iii) distributed via Internet access without charge and for use without charge, Section 4.13(d) of the Disclosure Schedule sets forth a list, complete and accurate as of the date of this Agreement, of all agreements pursuant to which the Company or any of its Subsidiaries licenses in or otherwise is authorized to use all Intellectual Property, Software and other Technology used in the conduct of the business and operations of the Company and its Subsidiaries as presently conducted and as currently contemplated to be conducted.  The Company has delivered to Purchaser correct, complete and current copies of all such agreements.  Except pursuant to the agreements described in clause (i) above or identified in Section 4.13(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is required, obligated, or under any liability whatsoever to make any payments in excess of $20,000 per year by way of royalties, fees or other payments described in the applicable agreements, to any third party with respect to any Intellectual Property, Software and other Technology used in the conduct the business and operations of the Company and its Subsidiaries as presently conducted.

(e)  Except as set forth in Section 4.13(e) of the Disclosure Schedule, neither the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the conduct of the business and operations of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted will result in: (i) the Company or any of its Subsidiaries granting to any third party any right to any Technology or Intellectual Property owned by, or licensed to, the Company and its Subsidiaries, or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.  Following the Closing, the Company and its Subsidiaries will have the right to exercise all of their current rights under agreements granting rights to the Company or any of its Subsidiaries with respect to Intellectual Property, Software and other Technology of a third party to the same extent and in the same manner they would have been able to had the transaction contemplated by this Agreement not occurred, and without the payment of any additional consideration as a result of such transaction and without the necessity of any third party consent as a result of such transaction.

(f)  Section 4.13(f) of the Disclosure Schedule sets forth a complete and accurate list of all agreements pursuant to which the Company or any of its Subsidiaries has licensed a third party for any purpose any Intellectual Property, Software or other Technology owned by or exclusively licensed to the Company or any of its Subsidiaries.  Section 4.13(f) of the Disclosure Schedule further sets forth a complete and accurate list of all agreements to which the Company or any Subsidiary is a party (i) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property of a third party.  The Company has delivered to Purchaser true, correct and complete copies of each agreement set forth in Section 4.13(f) of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(g)  The Company and its Subsidiaries have not in the last ten years (i) transferred ownership of, (ii) granted any exclusive license of or right to use, (iii) authorized the retention of any exclusive rights to use, or (iv) authorized joint ownership of, any Intellectual Property, Software or other Technology owned by the Company or any of its Subsidiaries.

(h)  Section 4.13(h) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or any Subsidiary that is material to the operation of the business of the Company and the Subsidiaries and (ii) all Software that is used by the Company or any Subsidiary in the business of the Company and the Subsidiaries that is not exclusively owned by the Company or any Subsidiary, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $20,000.

(i)  All of the material Intellectual Property owned by the Company or any of its Subsidiaries is valid and enforceable.  Except as set forth in Section 4.13(i) of the Disclosure Schedule, since January 1, 2005 neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to the Company’s satisfaction) against any Person for infringing or misappropriating any Technology or, to the Company’s Knowledge, Intellectual Property owned by the Company or any of its Subsidiaries, nor is there any basis for any such action, suit or proceeding.

(j)  Except as set forth in Section 4.13(j) of the Disclosure Schedule, there is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to the Company’s Knowledge, threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of Company’s or any of its Subsidiaries’ Intellectual Property or Technology, nor has any claim or demand been made by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property or Technology owned by the Company or any of its Subsidiaries or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by the Company or any of its Subsidiaries of any Intellectual Property or Technology of any third party, nor is the Company aware of any basis for any such claim or demand.

(k)  Section 4.13(k) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Software and computer hardware (other than “off the shelf” hardware that is generally commercially available) that is owned exclusively by, and is used in the business of, the Company and its Subsidiaries and (ii) all Software and computer hardware (other than “off the shelf” hardware that is generally commercially available) that is not exclusively owned by the Company or its Subsidiaries and is used in the business of the Company and its Subsidiaries, excluding Software generally available for an annual license fee of no more than $20,000.  After the Closing, (x) all Software and computer hardware (other than “off the shelf” hardware that is generally commercially available) currently owned exclusively by the Company and its Subsidiaries will continue to be owned exclusively by the Company and its Subsidiaries, (y) the Company and its Subsidiaries will have the same continuing rights to use all Software and computer hardware (other than “off the shelf” hardware that is generally commercially available) that is not currently exclusively owned by the Company or its Subsidiaries and is currently used in the business of the Company and its Subsidiaries, and (z) the Software and computer hardware currently owned exclusively by the Company and its Subsidiaries are sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted and as proposed to be conducted.

(l)   There are no agreements between the Company or any of its Subsidiaries and any third party relating to any Intellectual Property of the Company or any of its Subsidiaries or any third party under which there is, as of the date of this Agreement, or, to the Company’s Knowledge, is expected, as of the date of this Agreement, to be, any material dispute regarding the scope or performance of such agreement.

(m)  None of the Company’s or any of its Subsidiaries’ Technology or Intellectual Property are subject to any outstanding injunction, decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or affects the validity, use or enforceability of any such Technology or Intellectual Property.

(n)  The Company and the Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets owned by the Company or any of its Subsidiaries that are material to their businesses as currently conducted and as proposed to be conducted.   No employee, consultant or independent contractor of the Company or any Subsidiary is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company or any Subsidiary, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(o)  Except as set forth in Section 4.13(o) of the Disclosure Schedule, no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property.  Except as set forth in Section 4.13(o) of the Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of any Intellectual Property owned by the Company or any of its Subsidiaries has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(p)  Except as set forth in Section 4.13(p) of the Disclosure Schedule, no open source or public library Software, including, but not limited to, any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software owned by the Company or its Subsidiaries that is incorporated into or utilized by any products of the Company or any of its Subsidiaries where, as a result of the use of such open source or public library Software, the Company or any of its Subsidiaries is obligated to make available to third parties other than its customers the source code for the proprietary Software owned by the Company or its Subsidiaries that is incorporated into such products.

(q)  None of the Software owned by the Company and its Subsidiaries contains any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is designed to delete, disable, deactivate, interfere with, or otherwise harm the Software or the hardware, data, or computer programs or codes of a user of such Software, or that is designed to provide access or produce modifications not authorized by such user.

(r)  The information technology systems of the Company and its Subsidiaries, including the relevant Software and hardware, are adequate for the business as presently conducted and as currently proposed to be conducted, including with respect to expected increases in business volume.  The information technology systems of the Company and its Subsidiaries have not suffered any material failure within the past two years.

(s)  The information technology systems of the Company and its Subsidiaries are reasonably secure against intrusion.  The Company and its Subsidiaries have not suffered any security breaches within the past two years that have resulted in a third party obtaining access to any confidential information of the Company, its Subsidiaries or any of their customers or suppliers.

(t)  The Company and its Subsidiaries are in compliance with any posted privacy policies and any laws or regulations relating to personally identifiable information.

4.14           Material Contracts.

(a)  Section 4.14(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

(i)  Contracts with any Selling Stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company or any of the Subsidiaries;

(ii) Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

(iii)  Contracts for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)  Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v)  Contracts containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or any of the Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(vi)  Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the capital stock of any other Person;

(vii)  Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii)  purchase Contracts giving rise to Liabilities of the Company or any of the Subsidiaries in excess of $150,000;

(ix)  all Contracts providing for payments by or to the Company or any of the Subsidiaries in excess of $150,000 in any fiscal year or $300,000 in the aggregate during the term thereof;

(x)  all Contracts obligating the Company or any of the Subsidiaries to provide or obtain products of services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xi)  Contracts under which the Company or any of the Subsidiaries has made advances or loans to any other Person;

(xii)  Contracts providing for severance, retention, change in control or other similar payments;

(xiii)  Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(xiv)  material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice; and

(xv)  outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Subsidiaries.

(b)  Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or any Subsidiary which is party thereto and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence.  Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the Knowledge of the Company or the Selling Stockholders, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company, any Subsidiary or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract.  The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15           Employee Benefits Plans.

(a)  Section 4.15(a) of the Disclosure Schedule sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of the Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of the Subsidiaries (the “Employees”) (collectively, the “Company Plans”), and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code), maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”).  Section 4.15(a) of the Disclosure Schedule sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)  Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Company, to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(c)   The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither the Company (or any of the Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(d)  The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)  Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

(f)   Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor have any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.  Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.

(g)  Section 4.15(g) of the Disclosure Schedule sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to Employees under each unfunded Company Plan.

(h)  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet.  No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

(i)   There is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans.  Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

(j)   There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(k)  Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.  All premiums due the PBGC with respect to the Title IV Plans have been paid.

(l)   No liability under any Company Plan or Title IV Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(m)  None of the Company, any ERISA Affiliate nor any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

(n)   There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company or the Selling Stockholders have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(o)  There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Company Plans.  All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken.  Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(p)  None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.  Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(q)  Except as set forth in Section 4.15(q) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

(r)   Neither the Company nor any of the Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

(s)   No stock or other security issued by the Company or any of the Subsidiaries forms or has formed a material part of the assets of any Company Plan.

(t)   Any individual who performs services for the Company or any of the Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of the Subsidiaries for Federal income tax purposes by the Company or any of the Subsidiaries is not an employee for such purposes.

4.16           Labor.

(a)  Except as set forth in Section 4.16(a) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of the Subsidiaries.  The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed in Section 4.16(a) of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(b)  No Employees are represented by any labor organization.  Except as set forth in Section 4.16(b) of the Disclosure Schedule, no labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or the Selling Stockholders, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Company or any of the Subsidiaries pending or, to the Knowledge of the Company or the Selling Stockholders, threatened by any labor organization or group of Employees.

(c)  There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against or involving the Company or any of the Subsidiaries.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company or the Selling Stockholders, threatened by or on behalf of any Employee or group of Employees.

(d)  There are no complaints, charges or claims against the Company or any of the Subsidiaries pending or, to Knowledge of the Company or the Selling Stockholders, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.  Each of the Company and the Subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of the Subsidiaries within the six (6) months prior to Closing.

4.17           Litigation. Except as set forth in Section 4.17 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against the Company or any of the Subsidiaries (or to the Knowledge of the Company or the Selling Stockholders, pending or threatened, against any of the officers, directors or employees of the Company or any of the Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of the Subsidiaries is otherwise a party before any Governmental Body, nor to the Knowledge of the Company or the Selling Stockholders is there any reasonable basis for any such Legal Proceeding.  Except as set forth in Section 4.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is subject to any Order, and neither the Company nor any Subsidiary is in breach or violation of any Order.  Except as set forth in Section 4.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

4.18           Compliance with Laws; Permits.

(a)  Except as set forth in Section 4.18(a) of the Disclosure Schedule, the Company and the Subsidiaries are in compliance in all material respects with all Laws applicable to its business, operations or assets.  Neither the Company nor any Subsidiary has received any notice of or been charged with the violation of any Laws.  To the Knowledge of the Company or the Selling Stockholders, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)  Section 4.18(b) of the Disclosure Schedule contains a list of all Permits which are required for the operation of the business of the Company and the Subsidiaries as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial.  The Company and the Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial.  Neither the Company nor any Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of the Company or the Selling Stockholders, there are no facts or circumstances which could form the basis for any such default or violation.  There are no Legal Proceedings pending or, to the Knowledge of the Company or the Selling Stockholders, threatened, relating to the suspension, revocation or modification of any Company Permit.  None of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

4.19           Environmental Matters.  Except as set forth in Section 4.19 of the Disclosure Schedule hereto:

(a)  the operations of the Company and each of the Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company or the Selling Stockholders, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company or the Selling Stockholders, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b)  neither the Company nor any of the Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c)  no claim has been made or is pending, or to the Knowledge of the Company or the Selling Stockholders, threatened against the Company or any Subsidiary alleging either or both that the Company or any of the Subsidiaries may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(d)  to the Knowledge of the Company or the Selling Stockholders, no facts, circumstances or conditions exist with respect to the Company or any of the Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or any property to which the Company or any of the Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any of the Subsidiaries incurring material unbudgeted Environmental Costs and Liabilities;

(e)   there are no investigations of the business, operations or properties currently or, to the Knowledge of the Company or the Selling Stockholders, previously owned, operated or leased property of the Company or any of the Subsidiaries pending or, to the Knowledge of the Company or the Selling Stockholders, threatened which could lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Law;

(f)   the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company or any Subsidiary with respect to environmental matters, and none of the Owned Property or Real Property Leases is located in New Jersey, Indiana or Connecticut;

(g)  there is not located at any of the properties currently or (while owned, operated or leased by the Company or any Subsidiary) previously owned, operated or leased by the Company or any of the Subsidiaries any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h)  the Company has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of the Subsidiaries.

4.20           Insurance.  The Company and the Subsidiaries have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company or any of the Subsidiaries is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Company and the Subsidiaries.  Set forth in Section 4.20 of the Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if, and to what extent, events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy.  Except as set forth in Section 4.20 of the Disclosure Schedule, no event relating to the Company or any of the Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company or the Selling Stockholders, no threat has been made to cancel any insurance policy of the Company or any of the Subsidiaries during such period.  Except as noted in Section 4.20 of the Disclosure Schedule, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.  No event has occurred, including the failure by the Company or any of the Subsidiaries to give any notice or information or the Company or any of the Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of the Subsidiaries under any such insurance policies.

4.21           Inventories.  The inventories of the Company and the Subsidiaries are in good and marketable condition, and are usable and of a quantity and quality saleable in the Ordinary Course of Business.  The inventories of the Company and the Subsidiaries set forth in the Balance Sheet were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied.  Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.  The inventories of the Company and the Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice.

4.22           Accounts and Notes Receivable and Payable.

(a)  All accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of the Company and the Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.  All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.  None of the accounts or the notes receivable of the Company or any of the Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b)  All accounts payable of the Company and the Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

4.23           Related Party Transactions.  Except as set forth in Section 4.23 of the Disclosure Schedule, no employee, officer, director, stockholder, partner or member of the Company or any of the Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of the Subsidiaries nor does the Company or any of the Subsidiaries owe any amount to, or has the Company or any of the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries, (iv) has any claim or cause of action against the Company or any of the Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

4.24           Customers and Suppliers.

(a)  Section 4.24 of the Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and the Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2008 and 2009, showing the approximate total sales by the Company and the Subsidiaries to each such customer and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during such period.

(b)  Since the Balance Sheet Date, no customer or supplier listed on Section 4.24 of the Disclosure Schedule has terminated its relationship with the Company or any of the Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Subsidiaries and, to the Knowledge of the Company or the Selling Stockholders, and, except as set forth in Section 4.24 of the Disclosure Schedule, no customer or supplier listed on Section 4.24 of the Disclosure Schedule has notified the Company or the Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of the Subsidiaries.

4.25           Product Warranty; Product Liability.

(a)  Except as set forth in Section 4.25 of the Disclosure Schedule, each product manufactured, sold or delivered by the Company or any of the Subsidiaries in conducting its business has been in conformity with all product specifications, all express and implied warranties and all applicable Laws.  Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.  Section 4.25 of the Disclosure Schedule provides an itemized list of the products the Company has under warranty and the length of each warranty.

(b)  Neither the Company nor any of the Subsidiaries has any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of the Subsidiaries.  Neither the Company nor any of the Subsidiaries has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of the Subsidiaries with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or an behalf of the Company or any of the Subsidiaries.

4.26           Banks; Power of Attorney.  Section 4.26 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth in Section 4.26 of the Disclosure Schedule, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

4.27           Certain Payments. None of the Company, any Subsidiary or any Selling Stockholder nor, to the Knowledge of the Company or the Selling Stockholders, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any Subsidiary, (ii) to pay for favorable treatment for business secured by the Company or any Subsidiary, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any Subsidiary that has not be recorded in the books and records of the Company and the Subsidiaries.

4.28           Certain Governmental Matters.  Neither the Company nor any Subsidiary has received from any U.S. Governmental Body or any prime contractor or subcontractor from a U.S. Governmental Body any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.  “Government Contract” means any prime contract with a U.S. Governmental Body and any subcontract with a prime contractor or higher tier subcontractor under a prime contract with a U.S. Governmental Body.

4.29           Financial Advisors.  Except as set forth in Section 4.29 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholders, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.30           Full Disclosure.  No representation or warranty or other statement made by or on behalf of the Company or a Selling Stockholder to Purchaser or any of its Affiliates pursuant to this Agreement, any of the Company Documents or Selling Stockholder Documents or otherwise contains an untrue statement of a material fact or omits to state a material fact necessary to make such statements, in light of the circumstances in which it was made or omitted, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Selling Stockholders that:

5.1           Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.  Purchaser is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each jurisdiction in which the conduct of its business or ownership of its properties requires such qualification or authorization.

5.2           Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

5.3           Conflicts; Consents of Third Parties.

(a)  Except as set forth in Section 5.3(b) of the Disclosure Schedule, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation  or acceleration of any obligation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for those set forth in Section 5.3(b) of the Disclosure Schedule.

5.4           Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

5.5           Investment Intention.  Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act).  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6           Financial Advisors.  Except as set forth in Section 5.6 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7           Purchaser Common Stock.

(a)  Upon issuance thereof by the Purchaser to each of the Selling Stockholders, the Purchaser Common Stock will have been duly authorized, and will be validly issued, fully paid and nonasessable and will not be subject to any Liens.

(b)  Purchaser is in compliance with, and has fulfilled its obligations under, the filing requirements found within Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

ARTICLE VI

COVENANTS

6.1           Access to Information; Confidentiality.  The Company shall, and the Company shall cause the Subsidiaries to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective lenders and other financing sources and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s and the Subsidiaries’ respective properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or the Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s or any of the Subsidiaries’ systems of internal control), Contracts and records of the Company and the Subsidiaries to the extent necessary to enable Purchaser to make a thorough investigation of the Company’s business, properties, assets and operations, and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company and the Subsidiaries as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations or interfere with the conduct of its business.  Prior to the Closing, the Company shall generally keep Purchaser informed as to all material matters involving the operations and businesses of the Company and each of the Subsidiaries.  The Company shall authorize and direct the appropriate directors, managers and employees of each such Subsidiary to discuss matters involving the operations and business of the Company or such Subsidiary, as the case may be, with representatives of Purchaser and its prospective lenders and other financial sources.  All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Information” for purposes of the Confidentiality Agreement dated February 25, 2009 among Purchaser, the Company and the Selling Stockholders (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Purchaser and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.  If the parties hereto shall fail to consummate the transactions contemplated hereby, the terms of the Confidentiality Agreement shall, notwithstanding any contrary term thereof, remain in full force and effect for a period of two (2) years from the date of this Agreement.  Purchaser’s employees, agents, accountants, counsel, financial advisors and representatives, prospective lenders and other financial sources shall comply with all of the Company’s regulations made known to them when present at the Company’s facilities.

6.2           Conduct of the Business Pending the Closing.

(a)  Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, the Selling Stockholders and the Company shall, and the Company shall cause the Subsidiaries to:

(i)  conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;

(ii)  use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and the Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and the Subsidiaries (including customers and suppliers);

(iii)  maintain (A) all of the assets and properties of, or used by, the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)  (A) maintain the books, accounts and records of the Company and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company and the Subsidiaries; and

(v)   comply in all material respects with all applicable Laws.

(b)   Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, the Selling Stockholders and the Company shall not, and the Company shall cause the Subsidiaries not to:

(i)  declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(ii)  transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in,  the Company or any of the Subsidiaries;

(iii)  effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Subsidiaries, or amend the terms of any outstanding securities of the Company or any Subsidiary;

(iv)  amend the certificate of incorporation or by-laws or equivalent organizational or governing documents of the Company or any of the Subsidiaries;

(v)  (A) increase the salary or other compensation of any director or, except in the Ordinary Course of Business, any officer or employee of the Company or any of the Subsidiaries, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) except in the Ordinary Course of Business, increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Subsidiary (or amend any such agreement to which the Company or any of the Subsidiaries is a party);

(vi)  issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of the Subsidiaries, except in the Ordinary Course of Business; or modify the terms of any Indebtedness or other Liability;

(vii)  subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company or any of the Subsidiaries;

(viii)  except for acquisition of title to certain equipment and fixtures attached to or located within the real property located at 225 Bodwell Avenue, Avon, MA and currently owned by 225 Bodwell Corporation, as more particularly described in Section 6.2(b)(viii) of the Disclosure Schedule, acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company and the Subsidiaries, other than in the Ordinary Course of Business;

(ix)  enter into or agree to enter into any merger or consolidation with any corporation or other entity; or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(x)  cancel or compromise any debt or claim or waive or release any material right of the Company or any of the Subsidiaries, except in the Ordinary Course of Business;

(xi)  except for capital expenditures relating to expansion of the Company facility at 225 Bodwell Street, Avon, MA (the “Facility”) to increase production capacity for flotation buoyancy products, as previously disclosed to Purchaser (the “Phase III Project”) enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $100,000 for any individual commitment and $250,000 for all commitments in the aggregate;

(xii)  enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Subsidiaries;

(xiii)  introduce any material change with respect to the operation of the Company or any of the Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(xiv)  except for transfers of Cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

(xv)   make a change in its accounting or Tax reporting principles, methods or policies;

(xvi)  (A) make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld or delayed);

(xvii)  enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xviii)  terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property license, other than in the Ordinary Course of Business or (B) Permit;

(xix)  except as described in Section 6.2(b)(xix) of the Disclosure Schedule, settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $100,000;

(xx)  change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xxi)  take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xxii)  agree to do anything (A) prohibited by this Section 6.2, (B) which would make any of the representations and warranties of the Selling Stockholders in this Agreement or any of the Selling Stockholder Documents or Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect; and

(xxiii)  fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property.

6.3           Third Party Consents.  The Selling Stockholders and the Company shall use, and the Company shall cause the Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices, if any, referred to in Sections 3.3(b) and 4.3(b) hereof (except for such matters covered by Section 6.4).  All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any such consent, waiver or approval.

6.4           Governmental Consents and Approvals.  Each of the Purchaser, the Selling Stockholders and the Company shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices, if any, referred to in Sections 3.3(b) and 4.3(b).

6.5           Further Assurances
.  Subject to, and not in limitation of, Section 6.4, each of the Selling Stockholders, the Company and Purchaser shall use its commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.6           No Shop.

(a)  The Selling Stockholders and the Company shall not, and shall not permit the Subsidiaries or any of the Affiliates, directors, officers, employees, representatives or agents of the Selling Stockholders, the Company or any of the Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of the Subsidiaries or any capital stock or other ownership interests of the Company or any of the Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)  The Selling Stockholders and the Company shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Selling Stockholders, the Company, the Subsidiaries or any of the Representatives thereof of any proposal or offer received after the date hereof from any Person other than Purchaser to effect an Acquisition Transaction or, other than in the Ordinary Course of Business, any request for non-public information relating to the Company or any of the Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person other than Purchaser.  Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.  The Selling Stockholders and the Company shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c)  The Selling Stockholders and the Company shall (and the Selling Stockholders and the Company shall cause their Representatives to, and the Company shall cause the Subsidiaries and their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction.  The Selling Stockholders and the Company agree not to (and the Company agrees to cause the Subsidiaries not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Subsidiaries is a party.

6.7           Non-Competition; Non-Solicitation; Confidentiality.

(a)   For a period of five (5) years from and after the Closing Date, the Selling Stockholders shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaging in a business the same or similar to that, or that otherwise competes with, the Company or any of the Subsidiaries (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.7(a) shall not restrict the acquisition by the Selling Stockholders, directly or indirectly, of less than two percent (2%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

(b)   For a period of five (5) years from and after the Closing Date, the Selling Stockholders shall not, and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly:  (i) cause, solicit, induce or encourage any employees of the Company or the Subsidiaries to leave such employment or hire, employ or otherwise engage such individual, except for employees offered employment by an Excluded Affiliate in connection with separation of the respective businesses and work forces of the Company and the Excluded Affiliates, as more particularly described in Section 6.7(b) of the Disclosure Schedule; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company or any of the Subsidiaries (including any existing or former customer of the Company or the Subsidiaries and any Person that becomes a client or customer of the Company or any of the Subsidiaries after the Closing) or any other Person who has a material business relationship with the Company or any of the Subsidiaries, to terminate or modify any such actual or prospective relationship.

(c)   From and after the Closing Date, the Selling Stockholders shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below).  The Selling Stockholders shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Selling Stockholders shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 6.7(c), “Confidential Information” means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d)  The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate. Therefore, Purchaser will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.  In the event that Purchaser were to seek damages for any breach of this Section 6.7, the portion of the consideration delivered to the Selling Stockholders hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e)  The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6.8           Preservation of Records.  Subject to any retention requirements relating to the preservation of Tax records, the Selling Stockholders and Purchaser agree that each of them shall (and shall cause the Company and the Subsidiaries to) preserve and keep the records held by them relating to the respective businesses of the Company and the Subsidiaries for a period of seven years from the Closing Date and shall make such records and personnel available to the other for inspection and copying as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations (including, without limitation, in respect of matters of compliance with Environmental Law or applicable Law) of the Selling Stockholders, the Company, the Subsidiaries or Purchaser or any of their respective Affiliates, preparation of financial information and Tax Returns for the Company and its Subsidiaries, or in order to enable the Selling Stockholders or Purchaser to otherwise comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  Notwithstanding the foregoing provisions of this Section 6.8 to the contrary, Purchaser and the Selling Stockholders agree that (i) any such access or availability shall be had or done in such a manner as to not unreasonably interfere with the normal conduct of the business of the Company and its Subsidiaries or the business of Purchaser and its Affiliates nor any Selling Stockholder and their respective Affiliates (as the case may be), (ii) neither Purchaser, the Company and its Subsidiaries and their respective Affiliates nor the Selling Stockholders and their respective Affiliates shall be required to provide access to any confidential record(s), the disclosure of which would violate any Law, and (iii) neither Purchaser, the Company and its Subsidiaries and their respective Affiliates nor the Selling Stockholders and their respective Affiliates shall be required to provide access to any confidential record(s), the disclosure of which would cause it or any of their respective Affiliates to waive its attorney-client privilege or attorney work product privilege.

6.9           Publicity.  None of the Purchaser, Selling Stockholders or the Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the  party intending to make such release, disclosure is otherwise required by applicable Law or, in the sole judgment of the Purchaser disclosure is required by the applicable rules of any stock exchange on which the Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

6.10           Cooperation with Financing.  In order to assist Purchaser with obtaining financing, the Selling Stockholders and the Company shall provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request, including (i) cooperating with prospective lenders, underwriters, placement agents or initial purchasers and their respective advisors (including for purposes of performing their due diligence) and (ii) helping procure  reasonably requested certificates or documents, customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), legal opinions and real estate title documentation in connection with definitive financing or offering documents.  All documented fees, costs and expenses incurred by the Selling Stockholders and the Company in providing such assistance and cooperation shall be promptly paid by Purchaser upon request.

6.11           Related-Party Transactions with Non-Management Affiliates.  On or prior to the Closing Date, the Company and the Subsidiaries shall (a) terminate all Contracts with any of the Selling Stockholders or their respective Affiliates (other than (i) those Contracts set forth in Section 6.11 of the Disclosure Schedule and (ii) Contracts between the Company and the Subsidiaries, Contracts between the Company and the Subsidiaries and their respective officers and employees and Contracts the continuation of which Purchaser has approved in writing) and (b) deliver releases (substantially in the form of Exhibit E hereto) executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 6.11 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company or any of the Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

6.12           Monthly Financial Statements.  As soon as reasonably practicable, but in no event later than ninety (90) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Purchaser with (a) unaudited monthly financial statements and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company for such preceding month.  As soon as reasonably practicable, but in no event later than ninety (90) days after the end of each calendar month, during the period from the date hereof to the Closing, the Company shall provide Purchaser with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company and the Subsidiaries in the Ordinary Course of Business) of each of the Subsidiaries for which financial statements are prepared (to the extent the same are prepared in the Ordinary Course of Business) for such preceding month.

6.13           Fees and Expenses.  No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser (i) pay-off letters or final invoices (in a form reasonably acceptable to the Purchaser) in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Company or any of the Subsidiaries, and (ii) a certificate of the Company setting forth an estimate of the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.  On the Closing Date prior to the Closing, the Company shall deliver to Purchaser a certificate of the Company setting forth the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing. All pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement.

6.14           Notification of Certain Matters.  The Selling Stockholders shall give notice to Purchaser and Purchaser shall give notice to the Selling Stockholders, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against any of the Selling Stockholders, the Company or any of the Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

6.15           Indebtedness.  No later than two (2) Business Days prior to the Closing Date, the Company shall provide Purchaser with (i) a certificate of the Company setting forth an estimate of the balance of all Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date and a statement of the full repurchase and redemption price for the Preferred Stock from the holders thereof as of or prior to the Closing,  (ii) customary pay-off letters (in a form reasonably acceptable to the Purchaser) from all holders of Indebtedness to be repaid as of or prior to the Closing and (iii) documentation satisfactory to the Purchaser in its reasonable  discretion providing for the repurchase and redemption in full, for all outstanding shares of Preferred Stock and the full release of the Company from and against any claims relating to the Preferred Stock as of the Closing.  The Company shall also make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form mortgage and lien releases, canceled notes and shares of Preferred Stock and other documents reasonably requested by the Purchaser prior to the Closing such that all Liens on the assets or properties of the Company or any of the Subsidiaries that are not Permitted Exceptions shall be satisfied, terminated and discharged on or prior to the Closing Date.  On the Closing Date prior to the Closing, the Company shall deliver to Purchaser a certificate of the Company setting forth all Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date and a statement of the full repurchase and redemption price for the Preferred Stock from the holders thereof as of or prior to the Closing.

6.16           Resignation of Directors. Seller shall cause each of the directors of the Company and the Subsidiaries set forth on Section 6.16 of the Disclosure Schedule to submit a letter of resignation effective on or before the Closing Date.

6.17           Use of Name.  The Selling Stockholders hereby agree that upon the Closing, and except as otherwise expressly provided in this Agreement, Purchaser and the Company shall have the sole right to the use of the name “Cuming Corporation” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Section 4.13(a) of the Disclosure Schedule (collectively, the “Company Marks”). Except as otherwise expressly provided in this Agreement, the Selling Stockholders shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks.  Anything in the foregoing to the contrary notwithstanding, the Purchaser acknowledges and agrees that the Selling Stockholders and the Excluded Affiliates shall have the right (i) to continue to use the names “Cuming Microwave Corporation” and “Cuming Lehman Chambers, Inc.” or similar names and service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing in connection with operation of their businesses in compliance with the terms and conditions of Section 6.7 of this Agreement; and (ii) to use the name “Cuming” and related marks in connection with the conduct and operation of a business in compliance with the terms and conditions of Section 6.7 of this Agreement.  Each of the Selling Stockholders shall, and shall cause each its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates.

6.18           Registration Rights for Purchaser Common Stock.  Purchaser hereby covenants and agrees that, with respect to the Purchaser Common Stock delivered as part of the Purchase Price hereunder, to the extent Purchaser issues and sells shares of its capital stock for purposes of financing the payment of the Cash Price hereunder, Purchaser shall (to the extent that registration rights in connection therewith are provided) provide for “piggyback” registration of the Purchaser Common Stock under the Securities Act in connection with any registration statement and registration under the Securities Act of such capital stock issued and sold for such financing purpose.  Purchaser will pay costs as is customary with respect to any such registration of the Purchaser Common Stock.

6.19           Environmental Matters. The Company shall cooperate with and permit Purchaser and Purchaser's environmental consultant, to conduct such investigations as Purchaser in its sole discretion may deem appropriate (including investigations known as “Phase I” and, if indicated as a result of a Phase I or for other reasons in Purchaser’s reasonable discretion, “Phase II”) of environmental conditions of that certain real property located at 1 Ledin Avenue, Avon, MA, 225 Bodwell, Avon, MA, 230 Bodwell, Avon, MA, 264 Bodwell, Avon, MA, 21 Parker Drive, Avon, MA and 101 Wales Avenue, Avon, MA, and the activities thereon (subject to any limitations contained in valid, previously executed leases as Purchaser, in its sole discretion, shall deem necessary or prudent) (“Environmental Assessment”).  The Environmental Assessment shall be conducted at Purchaser’s sole expense by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company.

ARTICLE VII

CONDITIONS TO CLOSING

7.1           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)  the representations and warranties of the Selling Stockholders qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the representations and warranties contained in (i) Sections 3.2, 3.4, 3.6, the first sentence of Section 4.1 (Organization), (ii) Section 4.2 (Authorization of Agreement); (iii) Section 4.4 (Capitalization), (iv) Section 4.5 (Subsidiaries), and (v) Section 4.29 (Financial Advisors), which representations and warranties shall be true and correct), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)  the Selling Stockholders and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)  there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Selling Stockholders, the Company or any of the Subsidiaries, or Purchaser, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)   Purchaser shall have received a certificate signed by each Selling Stockholder and by each of the President and Chief Financial Officer of the Company, each in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(d) have been satisfied in all respects; provided that with respect to Section 7.1(a), the President and Chief Financial Officer of the Company shall only be required to certify as to the representations and warranties contained in Article IV;

(f)   the Selling Stockholders, the Company or the Subsidiaries shall have obtained  any consent, approval, order or authorization of, or made any registration, declaration or filing with, any Person or Governmental Body  set forth in Sections 3.3(b) and 4.3(b) hereof in a form satisfactory to Purchaser;

(g)  the Selling Stockholders and the Company shall have obtained those consents, if any, listed on Section 7.1(g) of the Disclosure Schedule in a form satisfactory to Purchaser and copies thereof shall have been delivered to Purchaser;

(h)  Purchaser shall have received the written resignations and release of claims to fees or expenses of each of the directors and officers of the Company and the Subsidiaries identified by Purchaser prior to Closing, each in form and substance reasonably satisfactory to Purchaser;

(i)  each of the persons listed in Section 7.1(i) of the Disclosure Schedule shall have entered into an employment/consulting agreement on terms satisfactory to Purchaser (including, without limitation, provisions relating to confidentiality, proprietary rights, non-competition and non-solicitation), and such agreements shall be in full force and effect and all of such persons shall be willing and able to perform in accordance with such agreements;

(j)  Purchaser shall have obtained financing sufficient for it to consummate the transactions contemplated by this Agreement on terms and conditions satisfactory to Purchaser (in its sole and absolute discretion) and Purchaser shall have been satisfied with its examination and diligence investigation of the Company, and its business, assets, financial condition and results of operations;

(k)  the Company shall have obtained the issuance, reissuance or transfer of all Permits required under Law for Purchaser to conduct the operations of the Company’s business as of the Closing Date, and the Company shall have satisfied all property transfer requirements arising under Law;

(l)  the Company and 225 Bodwell Corporation shall have entered into and executed a lease (and other necessary lease documentation) for the facility located at 225 Bodwell Street, Avon, MA 02322 substantially in the form as set forth on Exhibit G, attached hereto, and the Company and/or Subsidiaries that lease the above described real property shall have executed and delivered a form of termination and release document, dated as of the Closing Date and substantially in the form as set forth on Exhibit B, attached hereto, with respect to termination of any existing lease or leases affecting said real property located at 225 Bodwell Street, Avon, Massachusetts 02322;

(m)  the Selling Stockholders shall have paid or made arrangements satisfactory (to Purchaser, in its sole discretion) for payment and full discharge of all Company Transaction Expenses and shall have provided written evidence, satisfactory to Purchaser in its sole discretion thereof;

(n)  The Company shall have paid or made arrangements satisfactory to Purchaser in its sole discretion for payment and full discharge of all Indebtedness of the Company and its Subsidiaries existing immediately prior to Closing and shall have completed the repurchase and redemption in full of all outstanding shares of Preferred Stock as of the Closing, and shall have provided written evidence thereof satisfactory to Purchaser in its sole discretion;

(o)  Purchaser shall have received the items listed in Sections 2.6 and 2.7;

(p)  each of the Selling Stockholders and the Escrow Agent shall have entered into and executed the Escrow Agreement, substantially in the form of Exhibit C hereto;

(q)  each of the Selling Stockholders and the Excluded Affiliates shall have entered into and executed that certain Side Letter Agreement, substantially in the form of Exhibit D hereto;

(r)  Each of the Selling Stockholders and their Affiliates shall have executed and delivered a form of waiver and release document dated as of the Closing Date and substantially in the form as set forth in Exhibit E attached hereto with respect to the unconditional release of the Company and the Subsidiaries from any and all Liabilities to the Selling Stockholders and their Affiliates;

(s)  The sale, transfer, assignment or conveyance or other delivery by 225 Bodwell Corporation to the Company of certain equipment and fixtures located at 225 Bodwell Avenue, Avon, MA in accordance with Sections 4.12(b) and 6.2(b)(viii) of the Disclosure Schedules shall have occurred pursuant to agreements, instruments and other documentation in form and substance reasonably acceptable to Purchaser;

(t)  The Environmental Assessment at 225 Bodwell Street and 230 Bodwell Street shall not have revealed any circumstances which could reasonably be expected to result in (1) the criminal prosecution of the Company or any Subsidiary or any director, officer or employee of the Company or any Subsidiary under Environmental Laws, or (2) any suspension or closure of operations at 225 Bodwell Street or 230 Bodwell Street or the revocation or termination of any Environmental Permits.

7.2           Conditions Precedent to Obligations of the Selling Stockholders.  The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Selling Stockholders in whole or in part to the extent permitted by applicable Law):

(a)  the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than Sections 5.1 (Organization), 5.2 (Authorization of Agreement), 5.6 (Financial Advisors) and 5.7 (Purchaser Common Stock), which representation and warranties shall be true and correct), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)  Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)  No Legal Proceedings shall have been instituted or threatened or claim or demand made against the Selling Stockholders, the Company or any of the Subsidiaries, or Purchaser, seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)  The Selling Stockholders shall have received a certificate signed by the President of the Purchaser, in form and substance reasonably satisfactory to the Selling Stockholders, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a)-(c) have been satisfied in all respects;

(e)  Purchaser shall have obtained any consent, approval, order or authorization of, or made any registration, declaration or filing with, any Person or Governmental Body set forth in Section 5.3(b) hereof in a form satisfactory to the Selling Stockholders;

(f)  Purchaser and the Escrow Agent shall have entered into and executed the Escrow Agreement, substantially in the form of Exhibit C hereto;

(g)  Purchaser shall have entered into and executed that certain Side Letter Agreement, substantially in the form of Exhibit D hereto; and

(h)  Each of the Company and Cuming Microwave Corporation shall have entered into and executed that certain transition services agreement substantially in the form of Exhibit F hereto.

ARTICLE VIII

INDEMNIFICATION

8.1           Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Selling Stockholder Document, Company Document or Purchaser Document shall survive the Closing for a period of eighteen (18) months following  the Closing Date; provided, however, that the representations and warranties (a) of the Selling Stockholders set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization), 4.2 (Authorization), 4.4 (Capitalization), 4.5 (Subsidiaries), and 4.29 (Financial Advisors), shall survive the Closing indefinitely, (b) of the Selling Stockholders set forth in Sections 4.10 (Taxes), 4.15 (Employee Benefit Plans) and 4.19 (Environmental) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) of Purchaser set forth in Sections 5.1 (Organization), 5.2 (Authorization), 5.6 (Financial Advisors) and 5.7 (Purchaser Common Stock) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, further, however, that any obligations hereunder shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period.

8.2           Indemnification.

(a)  Subject to Sections 8.1, 8.4 and 8.5 hereof, the Selling Stockholders hereby agree, jointly and severally, (except with respect to Section 8.2(a)(ii), in which case it shall be severally but not jointly) to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i)  based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Selling Stockholders in this Agreement  or in any Selling Stockholder Document or Company Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Selling Stockholders or (prior to the Closing) the Company under this Agreement or any Selling Stockholder Document or Company Document;

(iii)  imposed under or pursuant to any Environmental Laws (including any loss of use of Company Property or any tangible personal property of the Company or any of the Subsidiaries) arising from or related to any condition, act or omission by the Company or any Subsidiary or any predecessor thereof or related to the operations of the Company or any Subsidiary or any predecessor thereof at any real property currently or formerly owned, operated or leased by the Company or any Subsidiary or any predecessor thereof, whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date, including any Environmental Costs and Liabilities and any liabilities imposed pursuant to common law associated with a Release of Hazardous Materials; and

(iv)  arising from or related to any Company Transaction Expenses, Indebtedness, repurchase or redemption of all outstanding shares of Preferred Stock or other fees, and/or like payments, including, without limitation those of any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholders or the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement.

(b)  Subject to Sections 8.1 and 8.4, Purchaser hereby agrees to indemnify and hold the Selling Stockholders and their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Selling Stockholder Indemnified Parties”) harmless from and against, and pay to the applicable Selling Stockholder Indemnified Parties the amount of any and all Losses:

(i)  based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii)  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;

(iii)  arising from or related to any claim for payment of fees and/or like payments, including, without limitation those of any person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement; and

(iv)  based upon, attributable to or resulting from the operation and conduct of the business of the Company or any of its Subsidiaries following the Closing Date, including, without limitations, any Loss based upon, attributable to or resulting from any breach of contract, breach of warranty, tort, infringement, violation of Environmental Laws or other legal requirement, claim, or lawsuit to the extent that such matter solely originates and occurs after the Closing Date, subject to any provision hereof assigning responsibility for specific items to the Selling Stockholders.  The foregoing terms of this subsection (b)(iv) shall not apply to any Losses based upon, attributable to or resulting from  facts, events, transactions, actions, omissions or inactions which occur or originate on or prior to the Closing Date or which occur or originate based upon, attributable to or resulting from facts, events, transactions, actions, omissions or inactions that may continue following the Closing Date or that may occur or originate following the Closing Date due to operations, practice(s) or conduct of the Company or any of its Subsidiaries established, formulated or begun prior to the Closing Date.

(c)  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any Selling Stockholder Documents, Company Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

8.3           Indemnification Procedures.

(a)  A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII, except to the extent the indemnifying party can demonstrate actual loss and prejudice as a result of such failure to notify.

(b)  In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party with respect to such Third Party Claim as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)  After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice.

8.4           Limitations on Indemnification for Breaches of Representations and Warranties.

(a)  An indemnifying party shall not have any liability under Section 8.2(a)(i) or Section 8.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $500,000 (the “Basket”) in which case  the indemnifying party shall be required to pay only to the extent of Losses in excess of such amount; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization), 4.2 (Authorization), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes), 4.15 (Employee Benefit Plans), 4.19 (Environmental), 4.29 (Financial Advisors),  5.1 (Organization), 5.2 (Authorization) and 5.6 (Financial Advisors) hereof.  The Selling Stockholders obligations in respect of Section 8.2(a)(v) shall be as described (including the limitations thereto) in Section 8.2(a)(v) of the Disclosure Schedule.

(b)  Neither the Selling Stockholders nor Purchaser shall be required to indemnify any Person under Section 8.2(a)(i) or 8.2(b)(i) for an aggregate amount of Losses exceeding an amount equal to $25,000,000 (the “Cap”) in connection with Losses related to the failure to be true and correct of any of the representations or warranties of the Selling Stockholders or Purchaser in Articles III, IV and V, respectively; provided that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations or warranties contained in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization), 4.2 (Authorization), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes), 4.15 (Employee Benefit Plans), 4.19 (Environmental), 4.29 (Financial Advisors), and 5.1 (Organization), 5.2 (Authorization), 5.6 (Financial Advisors), and 5.7 (Purchaser Common Stock) of this Agreement.

(c)  For purposes of the failure of any representations or warranties to be true and correct and the calculation of Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(d)  The Selling Stockholders shall have no right of contribution or other recourse against the Company or the Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnified Parties.

8.5           Tax Matters.

(a) Tax Indemnification.  The Selling Stockholders hereby agree, jointly and severally, to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the Purchaser Indemnified Parties the amount of, any and all Losses in respect of (i) all Taxes of the Company and the Subsidiaries (or any predecessor thereof), except to the extent such Taxes are accrued as Included Current Liabilities in the Closing Balance Sheet and taken into account in determining the Final Closing Working Capital (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 8.5(d)); (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any Subsidiary (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) the failure of any of the representations and warranties contained in Section 4.10 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; (iv) any failure by the Selling Stockholders to timely pay any and all Taxes required to be borne by the Selling Stockholders pursuant to Section 8.5(b)(iii).

(b)  Filing of Tax Returns; Payment of Taxes.

(i)  The Company shall (and shall cause the Subsidiaries to) timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon.  All such Tax Returns shall be prepared in a manner consistent with prior practice.  The Company shall provide Purchaser with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval.  The Selling Stockholders and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Selling Stockholders and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.5(g), which resolution shall be binding on the parties.

(ii)  Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company and the Subsidiaries after the Closing Date and, subject to the rights to payment from the Selling Stockholders under Section 8.5(b)(iii), pay or cause to be paid all Taxes shown due thereon.  The Company shall provide the Selling Stockholders with copies of such completed Tax Returns required to be filed by the Company and/or the Subsidiaries for any period ending on or before the Closing Date at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Selling Stockholder’s review and approval.  The Selling Stockholders and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Selling Stockholders and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.5(f), which resolution shall be binding on the parties.  Purchaser shall work with the Stockholder Representative for purposes of resolving any dispute as set forth herein.  Notwithstanding any dispute as set forth herein, Purchaser will be allowed to file Tax Returns by the due date.

(iii)  Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 8.5(c)(ii), the Selling Stockholders shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser, owed by the Selling Stockholders pursuant to the provisions of Section 8.5(a).  No payment pursuant to this Section 8.5(c)(iii) shall excuse the Selling Stockholders from its indemnification obligations pursuant to Section 8.5(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Selling Stockholders’ payment under this Section 8.5(c)(iii).

(iv)  The Purchaser shall pay the Selling Stockholders the amount of any refund of Taxes for any period ending on or before the Closing Date which is received by the Company or the Purchaser after the Closing Date, and subject to resolution of any dispute with respect thereto pursuant to Section 8.5(f).

(c)  Straddle Period Tax Allocation.  The Company will, unless prohibited by applicable Law, close the taxable period of the Company and the Subsidiaries as of the close of business on the Closing Date.  If applicable Law does not permit the Company or a Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Selling Stockholders for the period up to and including the close of business on the Closing Date and (ii) to Purchaser for the period subsequent to the Closing Date.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and the Subsidiaries as of the close of the Closing Date, provided that Taxes other than those based upon or related to income and receipts and exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d)  Tax Audits.

(i)  If notice of any Legal Proceeding with respect to Taxes of the Company or any of the Subsidiaries (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 8.5(a), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 8.5 except to the extent that the other party is actually and materially prejudiced thereby.

(ii)  Purchaser shall have the right, at the expense of the Selling Stockholders to the extent such Tax Claim is subject to indemnification by the Selling Stockholders pursuant to Section 8.5(a) hereof, to represent the interests of the Company and the Subsidiaries in any Tax Claim, provided that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Purchaser shall not settle such claim without the consent of the Selling Stockholders, which consent shall not be unreasonably withheld.

(e)  Transfer Taxes.  Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless the Selling Stockholder Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(f)  Disputes.  Any dispute as to any matter covered by this Section 8.5 shall be resolved by an independent accounting firm mutually acceptable to the Selling Stockholders and the Purchaser.  The fees and expenses of such accounting firm shall be borne equally by the Selling Stockholders, on the one hand, and the Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, upon applicable extension, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, subject to the other party’s right to require filing of an appropriate amendment of such Tax Return upon resolution of such dispute.

(g)  Time Limits.  Any claim for indemnity under this Section 8.5 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(h)  Exclusivity.  The indemnification provided for in this Section 8.5 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 4.10.  In the event of a conflict between the provisions of this Section 8.5, on the one hand, and the provisions of Sections 8.1 through 8.4, on the other, the provisions of this Section 8.5 shall control.

8.6           Indemnity Escrow.  Any payment the Selling Stockholders are obligated to make to any Purchaser Indemnified Parties pursuant to this Article VIII shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement.  To the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Selling Stockholders shall be required to jointly and severally pay all of such additional sums due and owing to the applicable Purchaser Indemnified Party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.  Eighteen (18) months following the  Closing Date, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay any Purchaser Indemnified Parties for any indemnification claim) to the Stockholder Representative (for distribution to the Selling Stockholders in accordance with their respective pro rata portion of the Purchase Price), except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article VIII asserted within eighteen (18) months following the Closing Date but not yet resolved (“Unresolved Claims”).  The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent no utilized to pay Purchaser Indemnified Parties for any such claims resolved in favor thereof) upon their resolution in accordance with this Article VIII and the terms of the Escrow Agreement.

8.7           Tax Treatment of Indemnity Payments.

 The Selling Stockholders and the Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all income tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article VIII (including Section 8.5) is determined to be taxable to the party receiving such payment by any Taxing Authority, the party paying such indemnity payment shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment, it being agreed that calculation of any such Taxes shall reflect the amount of any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE IX

TERMINATION

9.1           Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)  At the election of the Stockholder Representative or Purchaser on or after June 30, 2010 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date (as may be extended pursuant hereto), provided that the terminating party is not in material default of any of its obligations hereunder.

(b)  by mutual written consent of the Stockholder Representative and Purchaser;

(c)  by written notice from Purchaser to the Stockholder Representative that there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect;

(d)  by the Stockholder Representative or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e)  by Purchaser if any Selling Stockholder or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Selling Stockholder or the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Stockholder Representative of notice of such breach from the Purchaser; or

(f)  by the Stockholder Representative if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from the Stockholder Representative.

9.2           Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or the Stockholder Representative, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser, the Company or the Selling Stockholders; provided, however, that the obligations of the parties under Section 6.9, Section 9.3 and Article X shall remain in full force and effect.

9.3           Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, any Selling Stockholder or the Company; provided, however, that (a) in the event that this Agreement is terminated by Purchaser pursuant to Sections 9.1(c) or 9.1(e),  then the Company and the Selling Stockholders agree, jointly and severally, to pay to Purchaser an amount equal to all out-of-pocket fees and expenses related to the transactions contemplated by this Agreement (provided that such obligation shall not be for an amount in excess of $275,000) (including all fees and expenses of counsel, accountants and financial advisors of Purchaser and its Affiliates and filing and other fees, collectively, “Purchaser Expenses”) and (b) in the event that this Agreement is terminated by the Stockholder Representative pursuant to Section 9.1(f), or in the event this Agreement is terminated by either Stockholder Representative or the Purchaser pursuant to Section 9.1(a) due to Purchaser’s failure to obtain financing sufficient to pay the Cash Price and to consummate the transactions contemplated by this Agreement, then the Purchaser agrees to pay the Selling Stockholders an amount equal to all out of pocket fees and expenses related to the transactions contemplated by this Agreement (provided that such obligation shall not be for an amount in excess of $275,000) (including all fees and expense of counsel, accountants and financial advisors of the Selling Stockholders, the Company and the Subsidiaries and Affiliates and filing and other fees, collectively “Seller Expenses”).  Any payment is to be made within five (5) Business Days after such applicable termination.

9.4           Deposit.  Upon the execution of this Agreement, Purchaser shall deposit with Casner & Edwards, LLP, in its capacity as escrow agent for purposes of a portion of the Purchaser Common Stock (“Purchaser Common Stock Escrow Agent”), pursuant to that certain Purchaser Common Stock Escrow Agreement (“Purchaser Common Stock Escrow Agreement”), dated as of even date herewith, by and among Purchaser, the Stockholder Representative and the Purchaser Common Stock Escrow Agent, 8,333,333 shares of common stock, par value $0.001 per share, representing $1,000,000 of the Purchase Price, issued to the Selling Stockholders (the “Escrowed Stock”).  The Escrowed Stock, pursuant to the Purchaser Common Stock Escrow Agreement, shall either (i) be applied as a deposit towards the Purchase Price as provided in Section 2.2 or (ii) be retained by the Selling Stockholders in the event that this Agreement is terminated by the Stockholder Representative pursuant to Section 9.1(f), or in the event this Agreement is terminated by either the Stockholder Representative or Purchaser pursuant to Section 9.1(a) due to Purchaser’s failure to obtain financing sufficient to pay the Cash Price and to consummate the transactions contemplated by this Agreement.

ARTICLE X

MISCELLANEOUS

10.1           Expenses.  Except as otherwise provided in this Agreement, the Selling Stockholders and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.  Notwithstanding the foregoing, the Selling Stockholders shall be responsible for, and shall pay directly or promptly reimburse Purchaser for amounts paid by or on behalf of Purchaser, all filing fees lawfully payable to or at the request of any Governmental Body in connection with this Agreement, the Selling Stockholder Documents, the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

10.2           Stockholder Representative.

(a)  Each Selling Stockholder hereby irrevocably appoints John W. Cuming (the “Stockholder Representative”) as such Selling Stockholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the transfer of such Selling Stockholder’s Shares to Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Selling Stockholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)  to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement;

(ii)  to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Selling Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

(iii)  to terminate this Agreement if the Selling Stockholders are entitled to do so;

(iv)  to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(v)  to take all actions which under this Agreement may be taken by the Selling Stockholders and to do or refrain from doing any further act or deed on behalf of the Selling Stockholder which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Stockholder could do if personally present.

(b)  If John W. Cuming becomes unable to serve as Stockholder Representative, Pamela A. Cuming, or such other Person or Persons as may be designated by a majority of the Selling Stockholders, shall succeed as the Stockholder Representative.

10.3           Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)  Except as otherwise specifically provided under Section 2.4, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

(c)   THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.4           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Selling Stockholder Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such state.

10.6           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Selling Stockholder, to:

c/o Cuming Corporation
225 Bodwell Street
Avon, MA 02322
Facsimile:  (508) 580-0960
Attention: John W. Cuming, Chairman

With a copy to: Casner & Edwards, LLP
303 Congress Street
Boston, MA 02210
Facsimile: (617) 426-8810
Attention: David J. Chavolla

If to Purchaser, to:

Deep Down, Inc.
8827 W. Sam Houston Parkway N., Suite 100
Houston, TX 77040
Facsimile:  (281)-517-5001
Attention:  Eugene L. Butler, Executive Chairman

With a copy to:

Looper Reed & McGraw, P.C.
1300 Post Oak Blvd., Suite 2000
Houston, Texas 77056
Facsimile:  (713) 986-7100
Attention:  Jeffrey D. Hopkins

10.7           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholders or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Shares and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.9           Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.10           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

DEEP DOWN, INC.

By:	/s/ Eugene L. Butler
Eugene L. Butler, Executive Chairman

Cuming Corporation

By:	/s/ John W. Cuming
John W. Cuming, Chairman

SELLING STOCKHOLDERS:

/s/ John W. Cuming
John W. Cuming

/s/ Ruth D. Cuming and Jon E. Steffensen
Ruth D. Cuming and Jon E. Steffensen, Executors for the Estate of William R. Cuming under will dated March 31, 2003, as amended

EXHIBIT A

Selling Stockholder Information

Selling Stockholder Name and Address	Number of Shares of Common Stock	Percentage of Purchase Price

John W. Cuming 32 Union Park Boston, MA 02118	8,250	82.50%

Ruth D. Cuming and Jon E. Steffensen, Executors for the Estate of William R. Cuming under will dated March 31, 2003, as amended	1,750	17.50%
c/o Jon E. Steffensen, Esq.
Steffensen, Herman & Doggett, LLC
45 School Street
Boston, MA 02108

Stockholder	Number of Shares of Class A Preferred Stock

Ruth D. Cuming and Jon E. Steffensen, Executors for the Estate of William R. Cuming under will dated March 31, 2003, as amended	7,500
Stockholder	Number of Shares of Class B Preferred Stock

Ruth D. Cuming and Jon E. Steffensen, Executors for the Estate of William R. Cuming under will dated March 31, 2003, as amended	1,600